UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 6, 2015

Adeptus Health Inc.

(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-36520 (Commission File Number)	46-5037387 (IRS Employer Identification No.)

2941 Lake Vista Drive Lewisville, Texas (Address of principal executive offices)	75067 (Zip Code)

Registrant’s Telephone Number, Including Area Code: (972) 899-6666

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

The information set forth under Item 2.03 below is incorporated by reference into this Item 1.01.

Item 1.02.  Termination of a Material Definitive Agreement.

The information set forth under Item 2.03 below is incorporated by reference into this Item 1.02.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On October 6, 2015, certain subsidiaries of Adeptus Health Inc. (the “Company”) entered into a Senior Secured Credit Facility (the “Facility”) with Bank of America, N.A., as administrative agent, and the other lenders party thereto, for a $125.0 million term loan, which matures on October 6, 2020. The Facility includes a $50.0 million revolving commitment that matures on October 6, 2020. The revolving credit facility includes a sub-limit of $15.0 million for letters of credit and a sub-limit of $5.0 million for swing line loans. All of the assets of our subsidiaries are pledged as collateral under the Facility, and such subsidiaries guarantee the Facility.  Borrowings under the Facility are used by us to provide financing for working capital and capital expenditures for new facility expansion and replaced our existing credit facility

Borrowings under the Facility bear interest, at our option, at a rate equal to an applicable margin over (a) a base rate determined by reference to the highest of (1) the prime rate, (2) the federal funds effective rate plus 0.50% and (3) LIBOR for an interest period of one month plus 1%, or (b) LIBOR for the applicable interest period. The margin for the Senior Secured Credit Facility ranges, based on our consolidated net leverage ratio, from 2.25% to 3.00% in the case of base rate loans and from 3.25% to 4.00% in the case of LIBOR loans. The Facility includes an unused line fee ranging, based on our consolidated net leverage ratio, from 0.40% to 0.50% per annum on the revolving commitment.

The original principal amount of the term loan will be repaid in consecutive quarterly installments on the last day of each fiscal quarter commencing with the fiscal quarter ending December 31, 2015, in an amount equal to 5.0% annually of such original principal amount for the first two years following such initial payment date and 7.5% annually for the subsequent two years. We will repay the aggregate principal amount of the outstanding term loan on the maturity date, October 6, 2020. The term loan and revolving loan will also be mandatorily repaid from net cash proceeds from asset dispositions and casualties (subject to certain exceptions and reinvestment rights) and issuances of non-permitted debt.

The Senior Secured Credit Facility contains certain representations and warranties, affirmative covenants, negative covenants and events of default. It also contains certain financial covenants, which are measured on a quarterly basis.

The foregoing is a summary description of certain terms of the Facility and does not purport to be complete, and it is qualified in its entirety by reference to the full text of the Facility, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit
10.1

Senior Secured Credit Facility, dated as of October 6, 2015, among First Choice ER, LLC, Adeptus Health Inc., the subsidiaries identified therein, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, and the other lenders party thereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Adeptus Health Inc.
(Registrant)

By:	/s/ Timothy L. Fielding
Name:	Timothy L. Fielding
Title:	Chief Financial Officer

October 9, 2015

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
10.1

Senior Secured Credit Facility, dated as of October 6, 2015, among First Choice ER, LLC, Adeptus Health Inc., the subsidiaries identified therein, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, and the other lenders party thereto.